UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 20, 2011
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-
4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2011, Delta Natural Gas Company, Inc. (the “Company”), closed on the issuance and sale of an aggregate amount of $58,000,000 of its 4.26% Series A Notes Due 2031 (the “Series A Notes”).  The Series A Notes were issued in a private placement to two purchasers pursuant to the Note Purchase and Private Shelf Agreement (the “Agreement”) entered into by the Company on December 8, 2011 with Prudential Investment Management, Inc. (“Prudential”), The Prudential Insurance Company of America, MTL Insurance Company and other purchasers that may become a party thereto.  The $58,000,000 in proceeds from the sale of the Notes was used to redeem in full the Company’s 5.75% Insured Quarterly Notes Due April 1, 2021, and 7% Debentures Due February 1, 2023 (the “Redemption”).

The Series A Notes are an unsecured obligation of the Company, bearing interest at a rate of 4.26% per annum and are due on December 20, 2031.  Accrued interest on the Series A Notes will be payable each March, June, September and December, beginning in March of 2012.  Beginning in December of 2012, the Company will be required to make a $1,500,000 principal reduction payment on the Series A Notes each December.  Any additional prepayment of principal by the Company is subject to a prepayment premium which varies depending on the yields of United States Treasury securities with a maturity equal to the remaining average life of the Series A Notes.

The Company has agreed to customary affirmative and negative covenants for as long as the Series A Notes are outstanding.  These covenants include, without limitation, the following financial covenants:

•
The Company must at all times maintain a tangible net worth of at least $25,800,000.  As of September 30, 2011, after giving effect to the sale of the Series A Notes and the Redemption, the Company’s tangible net worth was approximately $61,500,000.

•
The Company must at the end of each fiscal quarter maintain a total debt to capitalization ratio of no more than 70%.  The total debt to capitalization ratio is calculated as the ratio of (a) the Company’s total debt to (b) the sum of the Company’s stockholders’ equity plus total debt.  As of September 30, 2011, after giving effect to the sale of the Series A Notes and the Redemption, the Company’s total debt to capitalization ratio was approximately 49%.

•
The Company must maintain a fixed charge coverage ratio for the twelve months ending each quarter of not less than 1.20:1.00.  The fixed charge coverage ratio is calculated as the ratio of (a) the Company’s earnings before interest, taxes, depreciation and amortization plus rental expense to (b) the Company’s interest and rental expense.  As of September 30, 2011, after giving effect to the sale of the Series A Notes and the Redemption, the Company’s fixed charge coverage ratio was approximately 5.26:1.00.

2

Moreover, as long as the Series A Notes are outstanding, the Company has agreed it may not, among other things:

•
pay aggregate dividends on its capital stock (plus amounts paid in redemption of its capital stock) in excess of the sum of $15,000,000 and the Company’s cumulative net income after September 30, 2011;

•	with limited exceptions, grant or permit liens on or security interests in the Company’s or its subsidiaries’ properties;

•	sell a subsidiary, except in limited circumstances;

•	incur secured debt (or permit a Subsidiary to incur debt or issue preferred stock to any third party) in an aggregate amount that exceeds 10% of the Company’s tangible net worth;

•	change the general nature of its business;

•
merge with another company, unless (i) the Company is the survivor of the merger or the survivor of the merger is another domestic company that assumes the Series A Notes, (ii) there is no event of default under the Series A Notes and (iii) the continuing company has a tangible net worth at least as high as the Company immediately prior to such merger; or

•
with its subsidiaries, sell or transfer assets, other than (i) the sale of inventory in the ordinary course of business, (ii) the transfer of obsolete equipment and (iii) the transfer of other assets in any 12 month period where such assets constitute no more than 5% of the value of the Company’s and its subsidiaries’ tangible assets (and, over any period of time, the cumulative value of all assets transferred may not exceed 15% of the Company’s and its subsidiaries’ tangible assets).

The Series A Notes are subject to customary events of default, including failure to make payments of principal or interest when due, breaches of other material obligations of the Company and breaches of the Agreement, including breaches of the financial and other covenants set forth above.  Upon an event of default, the holders of the Series A Notes may exercise customary remedies, including accelerating the indebtedness due under the Series A Notes, and the Company would be prohibited from paying any dividends.

The foregoing description of the Agreement and covenants is qualified in its entirety by reference to the complete terms of the Agreement.  A copy of the Agreement under which the Series A Notes were issued was filed as Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on December 13, 2011, and is incorporated herein by reference.

3

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any of the Series A Notes.  The Series A Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: December 20, 2011	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary